As filed with the Securities and Exchange Commission on May 15, 2014.

Registration Nos. 333-146374

811-22127

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

Form N-1A

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933	☒
Pre-Effective Amendment No.	☐
Post-Effective Amendment No. 39	☒

and/or

REGISTRATION STATEMENT

UNDER

THE INVESTMENT COMPANY ACT OF 1940	☒
Amendment No. 40	☒

(Check Appropriate Box or Boxes)

COLUMBIA FUNDS VARIABLE SERIES TRUST II

(Exact Name of Registrant as Specified in Charter)

225 Franklin Street, Boston, Massachusetts 02110

(Address of Principal Executive Officers) (Zip Code)

Registrant’s Telephone Number, Including Area Code: (800) 345-6611

Christopher O. Petersen, Esq.

c/o Columbia Management Investment Advisers, LLC

225 Franklin Street,

Boston, Massachusetts 02110

(Name and Address of Agent for Service)

It is proposed that this filing will become effective immediately upon filing pursuant to Rule 462(d).

This Post-Effective Amendment relates to all series of the Registrant.

EXPLANATORY NOTE

This Post-Effective Amendment No. 39 to the Registration Statement on Form N-1A (File No. 333-146374) is being filed pursuant to Rule 462(d) under the Securities Act of 1933, as amended (the “Securities Act”), solely for the purpose of adding exhibits to such Registration Statement. Accordingly, this Post-Effective Amendment No. 39 consists only of a facing page, this explanatory note, and Part C of the Registration Statement on Form N-1A. This Post-Effective Amendment No. 39 does not change the form of the prospectuses and Statement of Additional Information relating to Post-Effective Amendment No. 38 filed electronically on April 29, 2014 with the Securities and Exchange Commission (the “SEC”). As permitted by Rule 462(d), this Post-Effective Amendment No. 39 shall become effective upon filing with the SEC.

PART C. OTHER INFORMATION

Item 28. Exhibits

(a)(1)	Amendment No. 1 to the Agreement and Declaration of Trust effective September 11, 2007, filed electronically on or about September 28, 2007 as Exhibit (a)(1) to Registrant’s Registration Statement No. 333-146374 is incorporated by reference.

(a)(2)	Amendment No. 2 to the Agreement and Declaration of Trust effective April 9, 2008, filed electronically on or about April 21, 2008 as Exhibit (a)(2) to Registrant’s Post-Effective Amendment No. 2 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(3)	Amendment No. 3 to the Agreement and Declaration of Trust effective January 8, 2009, filed electronically on or about April 29, 2009 as Exhibit (a)(3) to Registrant’s Post-Effective Amendment No. 5 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(4)	Amendment No. 4 to the Agreement and Declaration of Trust effective January 14, 2010, filed electronically on or about April 14, 2010 as Exhibit (a)(4) to Registrant’s Post-Effective Amendment No. 8 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(5)	Amendment No. 5 to the Agreement and Declaration of Trust effective April 6, 2010, filed electronically on or about April 29, 2010 as Exhibit (a)(5) to Registrant’s Post-Effective Amendment No. 9 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(6)	Amendment No. 6 to the Agreement and Declaration of Trust effective November 11, 2010, filed electronically on or about April 29, 2011 as Exhibit (a)(6) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(7)	Amendment No. 7 to the Agreement and Declaration of Trust effective January 13, 2011, filed electronically on or about April 29, 2011 as Exhibit (a)(7) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(8)	Amendment No. 8 to the Agreement and Declaration of Trust effective September 15, 2011, filed electronically on or about March 2, 2012 as Exhibit (a)(8) to Registrant’s Post-Effective Amendment No. 20 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(9)	Amendment No. 9 to the Agreement and Declaration of Trust effective January 12, 2012, filed electronically on or about March 2, 2012 as Exhibit (a)(9) to Registrant’s Post-Effective Amendment No. 20 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(10)	Amendment No. 10 to the Agreement and Declaration of Trust effective June 14, 2012, filed electronically on or about April 26, 2013 as Exhibit (a)(10) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(11)	Amendment No. 11 to the Agreement and Declaration of Trust effective September 13, 2012, filed electronically on or about April 26, 2013 as Exhibit (a)(11) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(12)	Amendment No. 12 to the Agreement and Declaration of Trust effective January 16, 2013, filed electronically on or about April 26, 2013 as Exhibit (a)(12) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(13)	Amendment No. 13 to the Agreement and Declaration of Trust effective April 17, 2013, filed electronically on or about April 26, 2013 as Exhibit (a)(13) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

(a)(14)	Amendment No. 14 to the Agreement and Declaration of Trust effective April 11, 2014, filed electronically on April 29, 2014 as Exhibit (a)(14) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(b)	By-laws, effective September 6, 2007, amended April 25, 2011, are filed electronically herewith as Exhibit (b) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(c)	Stock Certificate: Not Applicable.

(d)(1)	Investment Management Services Agreement, dated March 1, 2011, between Columbia Management Investment Advisers, LLC and Registrant filed electronically on April 29, 2014 as Exhibit (d)(1) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(d)(2)	Schedule A, as of April 11, 2014, to the Investment Management Services Agreement, dated March 1, 2011, between Columbia Management Investment Advisers, LLC and Registrant filed electronically on April 29, 2014 as Exhibit (d)(2) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(d)(3)	Investment Management Services Agreement, dated April 3, 2013, between Columbia Management Investment Advisers, LLC and CVPCSF Offshore Fund, Ltd., a wholly-owned subsidiary of Columbia Variable Portfolio - Commodity Strategy Fund, a series of Columbia Funds Variable Series Trust II, is filed electronically herewith as Exhibit (d)(3) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(4)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and American Century Investment Management, Inc., is filed electronically herewith as Exhibit (d)(4) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(5)	Subadvisory Agreement, dated March 12, 2004, between Columbia Management Investment Advisers, LLC (formerly American Express Financial Corporation) and Barrow, Hanley, Mewhinney & Strauss, LLC, is filed electronically herewith as Exhibit (d)(5) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(6)	Subadvisory Agreement, dated September 13, 2012, between Columbia Management Investment Advisers, LLC and BlackRock Financial Management, Inc., is filed electronically herewith as Exhibit (d)(6) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(7)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Columbia Wanger Asset Management, Inc., is filed electronically herewith as Exhibit (d)(7) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(8)	Subadvisory Agreement, dated July 16, 2007, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Denver Investment Advisors LLC, is filed electronically herewith as Exhibit (d)(8) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(9)	Subadvisory Agreement, dated September 23, 2011, last amended December 5, 2013, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P., is filed electronically herewith as Exhibit (d)(9) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(10)	Subadvisory Agreement, dated March 12, 2004, between Columbia Management Investment Advisers, LLC (formerly American Express Financial Corporation) and Donald Smith & Co., is filed electronically herewith as Exhibit (d)(10) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(11)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Eaton Vance Management, is filed electronically herewith as Exhibit (d)(11) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(12)	Subadvisory Agreement, dated January 16, 2013, between Columbia Management Investment Advisers, LLC and Holland Capital Management LLC, is filed electronically herewith as Exhibit (d)(12) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(13)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Invesco Advisers, Inc., is filed electronically herewith as Exhibit (d)(13) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(14)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc., is filed electronically herewith as Exhibit (d)(14) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(15)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Jennison Associates LLC, is filed electronically herewith as Exhibit (d)(15) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(16)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P., is filed electronically herewith as Exhibit (d)(16) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(17)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and The London Company of Virginia, is filed electronically herewith as Exhibit (d)(17) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(18)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Massachusetts Financial Services Company, is filed electronically herewith as Exhibit (d)(18) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(19)	Subadvisory Agreement, dated September 15, 2011, between Columbia Management Investment Advisers, LLC and Mondrian Investment Partners Limited, is filed electronically herewith as Exhibit (d)(19) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(20)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Morgan Stanley Investment Management, Inc., is filed electronically herewith as Exhibit (d)(20) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(21)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and NFJ Investment Group LLC, is filed electronically herewith as Exhibit (d)(21) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(22)	Subadvisory Agreement, dated September 13, 2012, between Columbia Management Investment Advisers, LLC and Palisade Capital Management, L.L.C., is filed electronically herewith as Exhibit (d)(22) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(23)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Pyramis Global Advisors, LLC, is filed electronically herewith as Exhibit (d)(23) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(24)	Subadvisory Agreement, dated February 24, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and River Road Asset Management, LLC, is filed electronically herewith as Exhibit (d)(24) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(25)	Subadvisory Agreement, dated September 13, 2012, between Columbia Management Investment Advisers, LLC and Sit Investment Associates, Inc., is filed electronically herewith as Exhibit (d)(25) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(26)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and TCW Investment Management Company, is filed electronically herewith as Exhibit (d)(26) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(27)	Amended and Restated Subadvisory Agreement, dated June 11, 2008, last amended January 16, 2013, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited, is filed electronically herewith as Exhibit (d)(27) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(28)	Subadvisory Agreement, dated April 7, 2003, last amended February 22, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Turner Investments, L.P., is filed electronically herewith as Exhibit (d)(28) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(29)	Subadvisory Agreement, dated June 19, 2013, between Columbia Management Investment Advisers, LLC and Victory Capital Management Inc., is filed electronically herewith as Exhibit (d)(29) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(30)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Inc., is filed electronically herewith as Exhibit (d)(30) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(d)(31)	Subadvisory Agreement, dated September 29, 2010, between Columbia Management Investment Advisers, LLC and Winslow Capital Management, LLC and Nuveen Investments, Inc., is filed electronically herewith as Exhibit (d)(31) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(e)(1)	Distribution Agreement, dated September 7, 2010, between Registrant and Columbia Management Investment Distributors, Inc., filed electronically on April 29, 2014 as Exhibit (e)(1) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(e)(2)	Schedule I, dated April 11, 2014, and Schedule II, dated September 7, 2010, to the Distribution Agreement, dated September 7, 2010, between Registrant and Columbia Management Investment Distributors, Inc., filed electronically on April 29, 2014 as Exhibit (e)(2) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(f)	Deferred Compensation Plan, adopted as of December 31, 2011, filed electronically on or about February 24, 2012 as Exhibit (f) to Columbia Funds Series Trust II Post-Effective Amendment No. 52 to Registration Statement No. 333-131683 is incorporated by reference.

(g)(1)	Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, is filed electronically herewith as Exhibit (g)(1) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(g)(2)	Addendum (related to Columbia Variable Portfolio – Emerging Markets Fund and Columbia Variable Portfolio – Managed Volatility Fund, now known as Columbia Variable Portfolio – Managed Volatility Moderate Growth Fund), dated March 9, 2012, and Addendum (related to Columbia Variable Portfolio – Commodity Strategy Fund), dated March 15, 2013, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011, are filed electronically herewith as Exhibit (g)(2) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(h)(1)	Administrative Services Agreement, dated January 1, 2011, between Registrant and Columbia Management Investment Advisers, LLC, filed electronically on April 23, 2014 as Exhibit (h)(1) to Columbia Funds Series Trust II Post-Effective Amendment No. 107 to Registration Statement No. 333-131683 is incorporated by reference.

(h)(2)	Schedule A and Schedule B, as of April 21, 2014, to the Administrative Services Agreement, dated January 1, 2011, between Registrant and Columbia Management Investment Advisers, LLC, filed electronically on April 23, 2014 as Exhibit (h)(2) to Columbia Funds Series Trust II Post-Effective Amendment No. 107 to Registration Statement No. 333-131683 are incorporated by reference.

(h)(3)	Administrative Services Agreement, dated April 3, 2013, between Columbia Management Investment Advisers, LLC and CVPCSF Offshore Fund, Ltd., a wholly-owned subsidiary of Columbia Variable Portfolio - Commodity Strategy Fund, a series of Columbia Funds Variable Series Trust II, is filed electronically herewith as Exhibit (h)(4) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(h)(4)	Transfer and Dividend Disbursing Agent Agreement, dated September 7, 2010, between Registrant and Columbia Management Investment Services Corp., filed electronically on April 29, 2014 as Exhibit (h)(3) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(h)(5)	Schedule A and Schedule B, dated April 17, 2013, to the Transfer and Dividend Disbursing Agent Agreement, dated September 7, 2010, between Registrant and Columbia Management Investment Services Corp., filed electronically on April 29, 2014 as Exhibit (e)(2) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 are incorporated by reference.

(h)(6)	Fee Waiver and Expense Cap Agreement, dated April 12, 2012, by and among the Registrant, Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc. and Columbia Management Investment Services Corp., filed electronically on April 23, 2014 as Exhibit (h)(7) to Columbia Funds Series Trust II Post-Effective Amendment No. 107 to Registration Statement No. 333-131683 is incorporated by reference.

(h)(7)	Schedule A, as of April 21, 2014, to the Fee Waiver and Expense Cap Agreement, dated April 12, 2012, by and among the Registrant, Columbia Management Investment Advisers, LLC, Columbia Management Investment Distributors, Inc. and Columbia Management Investment Services Corp., filed electronically on April 23, 2014 as Exhibit (h)(8) to Columbia Funds Series Trust II Post-Effective Amendment No. 107 to Registration Statement No. 333-131683 is incorporated by reference.

(h)(8)	Agreement and Plan of Reorganization, dated September 11, 2007, between RiverSource Variable Portfolio Funds, each a series of a Minnesota corporation, and corresponding RiverSource Variable Portfolio Funds, each a series of RiverSource Variable Portfolio Trust, now known as Columbia Funds Variable Series Trust II, a Massachusetts business trust, and between RiverSource Variable Portfolio – Core Bond Fund, a series of RiverSource Variable Series Trust, and RiverSource Variable Portfolio – Diversified Bond Fund, a series of RiverSource Variable Series Trust, now known as Columbia Funds Variable Series Trust II, filed electronically on or about April 21, 2008 as Exhibit (a)(5) to Registrant’s Post-Effective Amendment No. 2 to Registration Statement No. 333-146374 is incorporated by reference.

(h)(9)	Agreement and Plan of Reorganization, dated December 20, 2010, filed electronically on or about April 29, 2011 as Exhibit (h)(9) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(h)(10)	Agreement and Plan of Redomiciling, dated December 20, 2010, filed electronically on or about April 29, 2011 as Exhibit (h)(10) to Registrant’s Post-Effective Amendment No. 15 to Registration Statement No. 333-146374 is incorporated by reference.

(h)(11)	Agreement and Plan of Reorganization, dated October 9, 2012, filed electronically on May 30, 2013 as Exhibit (h)(7) to Columbia Funds Series Trust Post-Effective Amendment No. 117 to Registration Statement No. 333-8966 is incorporated by reference.

(i)	Opinion and consent of counsel as to the legality of the securities being registered filed electronically on April 29, 2014 as Exhibit (i) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(j)	Consent of Independent Registered Public Accounting Firm (PricewaterhouseCoopers LLP): Not applicable.

(k)	Omitted Financial Statements: Not Applicable.

(l)	Initial Capital Agreement: Not Applicable.

(m)(1)	Plan of Distribution and Agreement of Distribution , effective May 1, 2009, amended and restated March 7, 2011, between Registrant and Columbia Management Investment Distributors, Inc., filed electronically on April 29, 2014 as Exhibit (m)(1) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(m)(2)	Schedule A, dated April 11, 2014, to the Plan of Distribution and Agreement of Distribution, effective May 1, 2009, amended and restated March 7, 2011, between Registrant and Columbia Management Investment Distributors, Inc., filed electronically on April 29, 2014 as Exhibit (m)(2) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(n)	Rule 18f – 3(d) filed electronically on April 29, 2014 as Exhibit (n) to Registrant’s Post-Effective Amendment No. 38 to Registration Statement No. 333-146374 is incorporated by reference.

(o)	Reserved.

(p)(1)	Code of Ethics adopted under Rule 17j-1 for Registrant, effective April 14, 2014, is filed electronically herewith as Exhibit (p)(1) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(2)	Code of Ethics adopted under Rule 17j-1 for Registrant’s investment adviser and principal underwriter, dated May 1, 2014, is filed electronically herewith as Exhibit (p)(2) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(3)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – American Century Diversified Bond Fund’s Subadviser American Century Investment Management, Inc., dated January 1, 2011, is filed electronically herewith as Exhibit (p)(3) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(4)	Code of Ethics adopted under Rule 17j-1 for Columbia Multi-Advisor Small Cap Value and Variable Portfolio – Small Cap Value Funds’ Subadviser Barrow, Hanley, Mewhinney & Strauss, LLC, amended December 31, 2013, is filed electronically herewith as Exhibit (p)(4) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(5)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – BlackRock Global Inflation-Protected Securities Fund’s Subadviser BlackRock Financial Management, Inc., dated June 5, 2013, is filed electronically herewith as Exhibit (p)(5) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(6)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio - Columbia Wanger International Equities and Columbia Wanger U.S. Equities Funds’ Subadviser Columbia Wanger Asset Management, LLC, effective January 2, 2007, amended February 24, 2014, is filed electronically herewith as Exhibit (p)(6) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(7)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Value Fund’s Subadviser Denver Investment Advisors LLC, amended, effective June 1, 2013, is filed electronically herewith as Exhibit (p)(7) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(8)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – DFA International Value Fund’s Subadviser Dimensional Fund Advisors, L.P., dated March 1, 2013, is filed electronically herewith as Exhibit (p)(8) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(9)	Code of Ethics adopted under Rule 17j-1 for Columbia Multi-Advisor Small Cap Value and Variable Portfolio – Partners Small Cap Value Funds’ Subadviser Donald Smith & Co., Inc., adopted January 1, 2005, revised November 2013, is filed electronically herewith as Exhibit (p)(9) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(10)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Eaton Vance Floating-Rate Income Fund’s Subadviser Eaton Vance Management, effective September 1, 2000, revised December 1, 2013, is filed electronically herewith as Exhibit (p)(10) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(11)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Holland Large Cap Growth Fund’s Subadviser Holland Capital Management LLC, revised February, 2014, is filed electronically herewith as Exhibit (p)(11) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(12)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Invesco International Growth Fund’s Subadviser Invesco Advisers, Inc., dated January 1, 2014, is filed electronically herewith as Exhibit (p)(12) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(13)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – J.P. Morgan Core Bond Fund’s Subadviser J.P. Morgan Investment Management Inc., dated February 1, 2005, revised September 27, 2013, is filed electronically herewith as Exhibit (p)(13) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(14)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio - Jennison Mid Cap Growth Fund’s Subadviser Jennison Associates, LLC, as amended October 31, 2013, is filed electronically herewith as Exhibit (p)(14) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(15)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Growth Fund’s Subadviser The London Company of Virginia dated, November, 2013, is filed electronically herewith as Exhibit (p)(15) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(16)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Loomis Sayles Growth Fund’s Subadviser Loomis, Sayles & Company, L.P., dated January 14, 2010, amended October 16, 2013, is filed electronically herewith as Exhibit (p)(16) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(17)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – MFS Value Fund’s Subadviser Massachusetts Financial Services Company, effective November 22, 2013, is filed electronically herewith as Exhibit (p)(17) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(18)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Mondrian International Small Cap Fund’s Subadviser Mondrian Investment Partners Limited, dated January, 2012, is filed electronically herewith as Exhibit (p)(18) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(19)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Morgan Stanley Global Real Estate Fund’s Subadviser Morgan Stanley Investment Management Inc., dated September 16, 2013, is filed electronically herewith as Exhibit (p)(19) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(20)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – NFJ Dividend Value Fund’s Subadviser NFJ Investment Group LLC, dated April 1, 2013, is filed electronically herewith as Exhibit (p)(20) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(21)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Growth Fund’s Subadviser Palisade Capital Management, LLC, dated February 2014, is filed electronically herewith as Exhibit (p)(21) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(22)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio - Pyramis International Equity Fund’s Subadviser Pyramis Global Advisors, LLC, dated 2014, is filed electronically herewith as Exhibit (p)(22) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(23)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Value Fund’s Subadviser River Road Asset Management, LLC, as of January 2014, is filed electronically herewith as Exhibit (p)(23) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(24)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Sit Dividend Growth Fund’s Subadviser Sit Investment Associates, Inc., dated April 2013, is filed electronically herewith as Exhibit (p)(24) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(25)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – TCW Core Plus Bond Fund’s Subadviser TCW Investment Management Company, as of December 20, 2013, is filed electronically herewith as Exhibit (p)(25) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(26)	Code of Ethics, effective November 2013, adopted under Rule 17j-1, for Columbia Asia Pacific ex-Japan, Columbia Commodity Strategy, Columbia European Equity, Columbia Global Equity, Columbia Variable Portfolio – Commodity Strategy and Columbia Variable Portfolio – International Opportunity Funds’ Subadviser Threadneedle International Ltd., is filed electronically herewith as Exhibit (p)(26) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(27)	Code of Ethics adopted under Rule 17j-1 for Columbia Multi-Advisor Small Cap Value and Variable Portfolio – Partners Small Cap Value Funds’ Subadviser Turner Investments, L.P., dated January 31, 2013, is filed electronically herewith as Exhibit (p)(27) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(28)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Victory Established Value Fund’s Subadviser Victory Capital Management Inc., dated August 1, 2013, is filed electronically herewith as Exhibit (p)(28) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(29)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Growth and Variable Portfolio – Wells Fargo Short Duration Government Funds’ Subadviser Wells Capital Management Incorporated, dated August 2, 2012, is filed electronically herewith as Exhibit (p)(29) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(p)(30)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Nuveen Winslow Large Cap Growth Fund’s Subadviser Winslow Capital Management, LLC., dated January 1, 2013, is filed electronically herewith as Exhibit (p)(29) to Registrant’s Post-Effective Amendment No. 39 to Registration Statement No. 333-146374.

(q)	Trustees Power of Attorney to sign Amendments to this Registration Statement, dated April 17, 2013, filed electronically on or about April 26, 2013 as Exhibit (q) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374 is incorporated by reference.

Item 29. Persons Controlled by or Under Common Control with the Registrant

Columbia Management Investment Advisers, LLC (the investment manager or Columbia Management), as sponsor of the Columbia funds, may make initial capital investments in Columbia funds (seed accounts). Columbia Management also serves as investment manager of certain Columbia funds-of-funds that invest primarily in shares of affiliated funds (the “underlying funds”). Columbia Management does not make initial capital investments or invest in underlying funds for the purpose of exercising control. However, since these ownership interests may be significant, in excess of 25%, such that Columbia Management may be deemed to control certain Columbia funds, procedures have been put in place to assure that public shareholders determine the outcome of all actions taken at shareholder meetings. Specifically, Columbia Management (which votes proxies for the seed accounts) and the Boards of Trustees of the affiliated funds-of-funds (which votes proxies for the affiliated funds-of-funds) vote on each proposal in the same proportion as the vote of the direct public shareholders vote; provided, however, that if there are no direct public shareholders of an underlying fund or if direct public shareholders represent only a minority interest in an underlying fund, the Fund may cast votes in accordance with instructions from the independent members of the Board.

Item 30. Indemnification

Article VII of the Registrant’s Agreement and Declaration of Trust, as amended, provides that no trustee or officer of the Registrant shall be subject to any liability to any person in connection with Registrant property or the affairs of the Registrant, and no trustee shall be responsible or liable in any event for any neglect or wrongdoing of any officer, agent, employee, investment adviser or principal underwriter of the Registrant or for the act or omission of any other trustee, all as more fully set forth in the Agreement and Declaration of Trust, which is filed as an exhibit to this registration statement. Article 5 of the Registrant’s Bylaws provides that the Registrant shall indemnify and hold harmless its trustees and officers (including persons who serve at the Registrant’s request as directors, officers or trustees of another organization in which the Registrant has any interest) (“Covered Persons”) against liabilities and expenses in connection with the defense or disposition of any proceeding in which such Covered Person may be or may have been involved or with which such Covered Person may be or may have been threatened by reason of any alleged act or omission as a trustee or officer or by reason of his or her being or having been such a Covered Person, under specified circumstances, all as more fully set forth in the Bylaws, which are filed as an exhibit to the registration statement.

Section 17(h) of the Investment Company Act of 1940 (“1940 Act”) provides that no instrument pursuant to which Registrant is organized or administered shall contain any provision which protects or purports to protect any trustee or officer of Registrant against any liability to Registrant or its shareholders to which he would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence, or reckless disregard of the duties involved in the conduct of his office.

In accordance with Section 17(h) of the 1940 Act, the Registrant’s Declaration of Trust provides that nothing in the Declaration of Trust shall protect any trustee or officer against any liabilities to the Registrant or its shareholders to which he or she would otherwise be subject by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of his or her office or position with or on behalf of the Registrant and the Registrant’s Bylaws provides that no Covered Person shall be indemnified against any liability to the Registrant or its shareholders by reason of willful misfeasance, bad faith, gross negligence or reckless disregard of the duties involved in the conduct of such Covered Person’s office.

Pursuant to the Distribution Agreement, Columbia Management Distributors, Inc. agrees to indemnify the Registrant, its officers and trustees against claims, demands, liabilities and expenses under specified circumstances, all as more fully set forth in the Registrant’s Distribution Agreement, which has been filed as an exhibit to the registration statement.

The Registrant may be party to other contracts that include indemnification provisions for the benefit of the Registrant’s trustees and officers.

The trustees and officers of the Registrant and the personnel of the Registrant’s investment adviser and principal underwriter are insured under an errors and omissions liability insurance policy. Registrant’s investment adviser, Columbia Management Investment Advisers, LLC, maintains investment advisory professional liability insurance to insure it, for the benefit of Registrant and its non-interested trustees, against loss arising out of any effort, omission, or breach of any duty owed to Registrant or any series of Registrant by Columbia Management Investment Advisers, LLC. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to trustees, officers and controlling persons of the Registrant by the Registrant pursuant to the Registrant’s organizational instruments or otherwise, the Registrant is aware that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and, therefore, is unenforceable.

Item 31. Business and Other Connections of the Investment Adviser

To the knowledge of the Registrant, none of the directors or officers of Columbia Management Investment Advisers, LLC (Columbia Management), the Registrant’s investment adviser, or any subadviser to a series of the Registrant, except as set forth below, are or have been, at any time during the Registrant’s past two fiscal years, engaged in any other business, profession, vocation or employment of a substantial nature.

(1)	Columbia Management, a wholly owned subsidiary of Ameriprise Financial, Inc., performs investment advisory services for the Registrant and certain other clients. Information regarding the business of Columbia Management and the directors and principal officers of Columbia Management is also included in the Form ADV filed by Columbia Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-25943), which is incorporated herein by reference. In addition to their position with Columbia Management, certain directors and officers of Columbia Management also hold various positions with, and engage in business for, Ameriprise Financial, Inc. or its other subsidiaries. Prior to May 1, 2010, when Ameriprise Financial, Inc. acquired the long-term asset management business of Columbia Management Group, LLC from Bank of America, N.A., certain current directors and officers held various positions with, and engaged in business for, Columbia Management Group, LLC or other direct or indirect subsidiaries of Bank of America Corporation.

(2)	American Century Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of American Century Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by American Century Investment Management, Inc. and is incorporated herein by reference. Information about the business of American Century Investment Management, Inc. and the directors and principal executive officers of American Century Investment Management, Inc. is also included in the Form ADV filed by American Century Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-8174), which is incorporated herein by reference.

(3)	Barrow, Hanley, Mewhinney & Strauss, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Barrow, Hanley, Mewhinney & Strauss, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Barrow, Hanley, Mewhinney & Strauss, LLC and is incorporated herein by reference. Information about the business of Barrow, Hanley, Mewhinney & Strauss, LLC and the directors and principal executive officers of Barrow, Hanley, Mewhinney & Strauss, LLC is also included in the Form ADV filed by Barrow, Hanley, Mewhinney & Strauss, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-31237), which is incorporated herein by reference.

(4)	BlackRock Financial Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of BlackRock Financial Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by BlackRock Financial Management, Inc. and is incorporated herein by reference. Information about the business of BlackRock Financial Management, Inc. and the directors and principal executive officers of BlackRock Financial Management, Inc. is also included in the Form ADV filed by BlackRock Financial Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48433), which is incorporated herein by reference.

(5)	Columbia Wanger Asset Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Columbia Wanger Asset Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Columbia Wanger Asset Management, Inc. and is incorporated herein by reference. Information about the business of Columbia Wanger Asset Management, Inc. and the directors and principal executive officers of Columbia Wanger Asset Management, Inc. is also included in the Form ADV filed by Columbia Wanger Asset Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-41391), which is incorporated herein by reference.

(6)	Denver Investment Advisors LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Denver Investment Advisors LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Denver Investment Advisors LLC and is incorporated herein by reference. Information about the business of Denver Investment Advisors LLC and the directors and principal executive officers of Denver Investment Advisors LLC is also included in the Form ADV filed by Denver Investment Advisors LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47933), which is incorporated herein by reference.

(7)

Dimensional Fund Advisors, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Dimensional Fund Advisors, L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Dimensional Fund

Advisors, L.P. and is incorporated herein by reference. Information about the business of Dimensional Fund Advisors, L.P. and the directors and principal executive officers of Dimensional Fund Advisors, L.P. is also included in the Form ADV filed by Dimensional Fund Advisors, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-16283), which is incorporated herein by reference.

(8)	Donald Smith & Co., Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Donald Smith & Co., Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Donald Smith & Co., Inc. and is incorporated herein by reference. Information about the business of Donald Smith & Co., Inc. and the directors and principal executive officers of Donald Smith & Co., Inc. is also included in the Form ADV filed by Donald Smith & Co., Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-10798), which is incorporated herein by reference.

(9)	Eaton Vance Management performs investment management services for the Registrant and certain other clients. Information regarding the business of Eaton Vance Management is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Eaton Vance Management and is incorporated herein by reference. Information about the business of Eaton Vance Management and the directors and principal executive officers of Eaton Vance Management is also included in the Form ADV filed by Eaton Vance Management with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15930), which is incorporated herein by reference.

(10)	Holland Capital Management LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Holland Capital Management LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Holland Capital Management LLC and is incorporated herein by reference. Information about the business of Holland Capital Management LLC and the directors and principal executive officers of Holland Capital Management LLC is also included in the Form ADV filed by Holland Capital Management LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-38709), which is incorporated herein by reference.

(11)	Invesco Advisers, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Invesco Advisers, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Invesco Advisers, Inc. and is incorporated herein by reference. Information about the business of Invesco Advisers, Inc. and the directors and principal executive officers of Invesco Advisers Inc. is also included in the Form ADV filed by Invesco Advisers, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-33949), which is incorporated herein by reference.

(12)	J.P. Morgan Investment Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of J.P. Morgan Investment Management Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by J.P. Morgan Investment Management Inc. and is incorporated herein by reference. Information about the business of J.P. Morgan Investment Management Inc. and the directors and principal executive officers of J.P. Morgan Investment Management Inc. is also included in the Form ADV filed by J.P. Morgan Investment Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21011), which is incorporated herein by reference.

(13)	Jennison Associates LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Jennison Associates LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Jennison Associates LLC and is incorporated herein by reference. Information about the business of Jennison Associates LLC and the directors and principal executive officers of Jennison Associates LLC is also included in the Form ADV filed by Jennison Associates LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-5608), which is incorporated herein by reference.

(14)	The London Company of Virginia performs investment management services for the Registrant and certain other clients. Information regarding the business of The London Company of Virginia is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by London Company of Virginia and is incorporated herein by reference. Information about the business of The London Company of Virginia and the directors and principal executive officers of The London Company of Virginia is also included in the Form ADV filed by The London Company of Virginia with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-46604), which is incorporated herein by reference.

(15)	Loomis, Sayles & Company, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Loomis, Sayles & Company, L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Loomis, Sayles & Company, L.P. and is incorporated herein by reference. Information about the business of Loomis, Sayles & Company, L.P. and the directors and principal executive officers of Loomis, Sayles & Company, L.P. is also included in the Form ADV filed by Loomis, Sayles & Company, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-170), which is incorporated herein by reference.

(16)	Massachusetts Financial Services Company performs investment management services for the Registrant and certain other clients. Information regarding the business of Massachusetts Financial Services Company is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Massachusetts Financial Services Company and is incorporated herein by reference. Information about the business of Massachusetts Financial Services Company and the directors and principal executive officers of Massachusetts Financial Services Company is also included in the Form ADV filed by Massachusetts Financial Services Company with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-17352), which is incorporated herein by reference.

(17)	Mondrian Investment Partners Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Mondrian Investment Partners Limited is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Mondrian Investment Partners Limited and is incorporated herein by reference. Information about the business of Mondrian Investment Partners Limited and the directors and principal executive officers of Mondrian Investment Partners Limited is also included in the Form ADV filed by Mondrian Investment Partners Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-37702), which is incorporated herein by reference.

(18)	Morgan Stanley Investment Management, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Morgan Stanley Investment Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Morgan Stanley Investment Management, Inc. and is incorporated herein by reference. Information about the business of Morgan Stanley Investment Management, Inc. and the directors and principal executive officers of Morgan Stanley Investment Management, Inc. is also included in the Form ADV filed by Morgan Stanley Investment Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-15757), which is incorporated herein by reference.

(19)	NFJ Investment Group LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of NFJ Investment Group LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by NFJ Investment Group LLC and is incorporated herein by reference. Information about the business of NFJ Investment Group LLC and the directors and principal executive officers of NFJ Investment Group LLC is also included in the Form ADV filed by NFJ Investment Group LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-47940), which is incorporated herein by reference.

(20)	Palisade Capital Management, L.L.C. performs investment management services for the Registrant and certain other clients. Information regarding the business of Palisade Capital Management, L.L.C. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Palisade Capital Management, L.L.C. and is incorporated herein by reference. Information about the business of Palisade Capital Management, L.L.C. and the directors and principal executive officers of Palisade Capital Management, L.L.C. is also included in the Form ADV filed by Palisade Capital Management, L.L.C. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-48401), which is incorporated herein by reference.

(21)	Pyramis Global Advisors, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Pyramis Global Advisors, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Pyramis Global Advisors, LLC and is incorporated herein by reference. Information about the business of Pyramis Global Advisors, LLC and the directors and principal executive officers of Pyramis Global Advisors, LLC is also included in the Form ADV filed by Pyramis Global Advisors, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63658), which is incorporated herein by reference.

(22)	River Road Asset Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of River Road Asset Management, LLC is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by River Road Asset Management, LLC and is incorporated herein by reference. Information about the business of River Road Asset Management, LLC and the directors and principal executive officers of River Road Asset Management, LLC is also included in the Form ADV filed by River Road Asset Management, LLC with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-64175), which is incorporated herein by reference.

(23)	Sit Investment Associates, Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Sit Investment Associates, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Sit Investment Associates, Inc. and is incorporated herein by reference. Information about the business of Sit Investment Associates, Inc. and the directors and principal executive officers of Sit Investment Associates, Inc. is also included in the Form ADV filed by Sit Investment Associates, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-16350), which is incorporated herein by reference.

(24)	TCW Investment Management Company performs investment management services for the Registrant and certain other clients. Information regarding the business of TCW Investment Management Company is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by TCW Investment Management Company and is incorporated herein by reference. Information about the business of TCW Investment Management Company and the directors and principal executive officers of TCW Investment Management Company is also included in the Form ADV filed by TCW Investment Management Company with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-29075), which is incorporated herein by reference.

(25)	Threadneedle International Limited performs investment management services for the Registrant and certain other clients. Information regarding the business of Threadneedle International Limited is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Threadneedle International Limited and is incorporated herein by reference. Information about the business of Threadneedle International Limited and the directors and principal executive officers of Threadneedle International Limited is also included in the Form ADV filed by Threadneedle International Limited with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-63196), which is incorporated herein by reference.

(26)	Turner Investments, L.P. performs investment management services for the Registrant and certain other clients. Information regarding the business of Turner Investments, L.P. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Turner Investments, L.P. and is incorporated herein by reference. Information about the business of Turner Investments, L.P. and the directors and principal executive officers of Turner Investments, L.P. is also included in the Form ADV filed by Turner Investments, L.P. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-36220), which is incorporated herein by reference.

(27)	Victory Capital Management Inc. performs investment management services for the Registrant and certain other clients. Information regarding the business of Victory Capital Management Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Victory Capital Management Inc. and is incorporated herein by reference. Information about the business of Victory Capital Management Inc. and the directors and principal executive officers of Victory Capital Management Inc. is also included in the Form ADV filed by Victory Capital Management Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-46878), which is incorporated herein by reference.

(28)	Wells Capital Management Incorporated performs investment management services for the Registrant and certain other clients. Information regarding the business of Wells Capital Management Incorporated is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Wells Capital Management Incorporated and is incorporated herein by reference. Information about the business of Wells Capital Management Incorporated and the directors and principal executive officers of Wells Capital Management Incorporated is also included in the Form ADV filed by Wells Capital Management Incorporated with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-21122), which is incorporated herein by reference.

(29)	Winslow Capital Management, LLC performs investment management services for the Registrant and certain other clients. Information regarding the business of Winslow Capital Management, Inc. is set forth in the Prospectuses and Statement of Additional Information of the Registrant’s series that are subadvised by Winslow Capital Management, Inc. and is incorporated herein by reference. Information about the business of Winslow Capital Management, Inc. and the directors and principal executive officers of Winslow Capital Management, Inc. is also included in the Form ADV filed by Winslow Capital Management, Inc. with the SEC pursuant to the Investment Advisers Act of 1940 (File No. 801-41316), which is incorporated herein by reference.

Item 32. Principal Underwriter

(a)	Columbia Management Investment Distributors, Inc. acts as principal underwriter for the following investment companies, including the Registrant:

Columbia Acorn Trust; Columbia Funds Series Trust; Columbia Funds Series Trust I; Columbia Funds Series Trust II; Columbia Funds Variable Series Trust II; Columbia Funds Variable Insurance Trust; Columbia Funds Variable Insurance Trust I and Wanger Advisors Trust.

(b)	As to each director, principal officer or partner of Columbia Management Investment Distributors, Inc.

Name and Principal Business Address*	Position and Offices with Principal Underwriter	Positions and Offices with Registrant
William F. Truscott	Chief Executive Officer	Board Member, Senior Vice President

Amy Unckless	President	None

Jeffrey F. Peters	Managing Director and Head of Global Institutional Distribution	None

Dave K. Stewart	Chief Financial Officer	None

Scott R. Plummer	Senior Vice President, Chief Counsel and Assistant Secretary	Senior Vice President and Chief Legal Officer

Stephen O. Buff	Vice President, Chief Compliance Officer	None

Hector DeMarchena	Vice President – Institutional Asset Management Product Administration and Assistant Secretary	None

Mark Dense	Vice President - National Sales Manager IO	None

Joe Feloney	Vice President – National Sales Manager – U.S. Trust/Private Wealth Management	None

Leslie Moon	Vice President – Mutual Fund Technology	None

Brian Walsh	Vice President, Strategic Relations	None

Thomas R. Moore	Secretary	None

Michael E. DeFao	Vice President and Assistant Secretary	Vice President and Assistant Secretary

Paul B. Goucher	Vice President and Assistant Secretary	Vice President and Assistant Secretary

Tara W. Tilbury	Vice President and Assistant Secretary	Assistant Secretary

Nancy W. LeDonne	Vice President and Assistant Secretary	None

Ryan C. Larrenaga	Vice President and Assistant Secretary	Assistant Secretary

Joseph L. D’ Alessandro	Vice President and Assistant Secretary	Assistant Secretary

Christopher O. Petersen	Vice President and Assistant Secretary	Vice President and Secretary

Eric T. Brandt	Vice President and Assistant Secretary	None

Ken Murphy	Anti-Money Laundering Officer	None

Kevin Wasp	Ombudsman	None

Lee Faria	Conflicts Officer	None

*	The principal business address of Columbia Management Investment Distributors, Inc. is 225 Franklin Street, Boston MA 02110.

(c)	Not Applicable.

Item 33. Location of Accounts and Records

Persons maintaining physical possession of accounts, books and other documents required to be maintained by Section 31(a) of the Investment Company Act of 1940 and the Rules thereunder include:

•	Fund headquarters, 901 Marquette Avenue South, Suite 2810, Minneapolis, MN 55402;

•	Registrant’s investment adviser and administrator, Columbia Management Investment Advisers, LLC, 225 Franklin Street, Boston, MA 02110;

•	Registrant’s subadviser, American Century Investment Management, Inc., 4500 Main Street, Kansas City, Missouri 64111;

•	Registrant’s subadviser, Barrow, Hanley, Mewhinney & Strauss, LLC, 2200 Ross Avenue, 31st Floor, Dallas, Texas 75201;

•	Registrant’s subadviser, BlackRock Financial Management, Inc., 55 East 52nd Street, New York, New York 10055;

•	Registrant’s subadviser, Columbia Wanger Asset Management LLC, 227 West Monroe Street, Chicago, Illinois 60606;

•	Registrant’s subadviser, Denver Investment Advisors LLC, 1225 17th Street, 26th Floor, Denver, Colorado 80202;

•	Registrant’s subadviser, Dimensional Fund Advisors, L.P., 6300 Bee Cave Road, Building One, Austin, Texas 78746;

•	Registrant’s subadviser, Donald Smith & Co., Inc., 152 West 57th Street, 22nd Floor, New York, New York 10019;

•	Registrant’s subadviser, Eaton Vance Management, Two International Place Boston, Massachusetts 02110;

•	Registrant’s subadviser, Holland Capital Management LLC, 303 W. Madison Ave., Suite 700, Chicago, Illinois 60606;

•	Registrant’s subadviser, Invesco Advisers, Inc., 1555 Peachtree Street, N.E., Atlanta, Georgia 30309;

•	Registrant’s subadviser, J.P. Morgan Investment Management Inc., 270 Park Avenue, New York, New York 10017;

•	Registrant’s subadviser, Jennison Associates LLC, 466 Lexington Avenue, New York, New York 10017;

•	Registrant’s subadviser, Loomis, Sayles & Company, L.P., One Financial Center, Boston, Massachusetts, 02111;

•	Registrant’s subadviser, The London Company of Virginia, 1801 Bayberry Court, Suite 301, Richmond, Virginia 23226;

•	Registrant’s subadviser, Massachusetts Financial Services Company, 111 Huntington Ave., Boston, Massachusetts 02199;

•	Registrant’s subadviser, Mondrian Investment Partners Limited, 10 Gresham Street, 5th Floor, London, United Kingdom EC2V7JD;

•	Registrant’s subadviser, Morgan Stanley Investment Management, Inc., 522 Fifth Avenue, New York, New York 10036;

•	Registrant’s subadviser, NFJ Investment Group LLC, 2100 Ross Avenue, Suite 700, Dallas, Texas 75201;

•	Registrant’s subadviser, Palisade Capital Management, L.L.C., One Bridge Plaza North, Suite 695, Fort Lee, New Jersey 07024;

•	Registrant’s subadviser, Pyramis Global Advisors, LLC, 900 Salem Street, Smithfield, Rhode Island 02917;

•	Registrant’s subadviser, River Road Asset Management, LLC, 462 South Fourth Street, Suite 1600 Louisville, Kentucky 40202;

•	Registrant’s subadviser, Sit Investment Associates, Inc., 3300 IDS Center, 80 South Eighth Street, Minneapolis, Minnesota 55402;

•	Registrant’s subadviser, TCW Investment Management Company, 865 South Figueroa Street, Suite 1800, Los Angeles, California 90017;

•	Registrant’s subadviser Threadneedle International Limited, 60 St. Mary Axe, London EC3A 8JQ, England;

•	Registrant’s subadviser Turner Investments, L.P., 1205 Westlakes Drive, Suite 100, Berwyn, Pennsylvania 19312;

•	Registrant’s subadviser, Victory Capital Management Inc., 4900 Tiedeman Road, 4th Floor, Brooklyn, Ohio 44144;

•	Registrant’s subadviser, Wells Capital Management Inc., 525 Market Street, San Francisco, California 94105;

•	Registrant’s subadviser, Winslow Capital Management, LLC, 4720 IDS Tower, 80 South Eighth Street, Minneapolis, Minnesota 55402;

•	Former subadviser, Davis Selected Advisers, L.P., 2949 East Elvira Road, Suite 101, Tucson, Arizona 85706;

•	Former subadviser, Goldman Sachs Asset Management, L.P., 200 West Street, New York, New York 10282;

•	Former subadviser, Marsico Capital Management, LLC, 1200 17th Street, Suite 1600, Denver, Colorado 80202;

•	Former subadviser, Pacific Investment Management Company LLC, 840 Newport Center Drive, Newport Beach, CA 92660;

•	Registrant’s principal underwriter, Columbia Management Investment Distributors, Inc., 225 Franklin Street, Boston, MA 02110;

•	Registrant’s transfer agent, Columbia Management Investment Services Corp., 225 Franklin Street, Boston, MA 02110; and

•	Registrant’s custodian, JPMorgan Chase Bank, N.A., 1 Chase Manhattan Plaza, New York, NY 10005.

In addition, Iron Mountain Records Management is an off-site storage facility housing historical records that are no longer required to be maintained on-site. Records stored at this facility include various trading and accounting records, as well as other miscellaneous records. The address for Iron Mountain Records Management is 920 & 950 Apollo Road, Eagan, MN 55121.

Item 34. Management Services

Not Applicable.

Item 35. Undertakings

Not Applicable.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, COLUMBIA FUNDS VARIABLE SERIES TRUST II, has duly caused this Amendment to its Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts on the 15th day of May, 2014.

COLUMBIA FUNDS VARIABLE SERIES TRUST II

By:	/s/ J. Kevin Connaughton
J. Kevin Connaughton
President

Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed below by the following persons in the capacities indicated on the 15th day of May, 2014.

Signature	Capacity	Signature	Capacity

/s/ J. Kevin Connaughton	President	/s/ R. Glenn Hilliard*	Trustee
J. Kevin Connaughton	(Principal Executive Officer)	R. Glenn Hilliard

/s/ Michael G. Clarke	Chief Financial Officer	/s/ Stephen R. Lewis, Jr.*	Trustee
Michael G. Clarke	(Principal Financial Officer)	Stephen R. Lewis, Jr.

/s/ Joseph F. DiMaria	Chief Accounting Officer	/s/ Catherine James Paglia*	Trustee
Joseph F. DiMaria	(Principal Accounting Officer)	Catherine James Paglia

/s/ William P. Carmichael*	Chair of the Board	/s/ Leroy C. Richie*	Trustee
William P. Carmichael		Leroy C. Richie

/s/ Kathleen A. Blatz*	Trustee	/s/ Anthony M. Santomero*	Trustee
Kathleen A. Blatz		Anthony M. Santomero

/s/ Edward J. Boudreau, Jr.*	Trustee	/s/ Minor M. Shaw*	Trustee
Edward J. Boudreau, Jr.		Minor M. Shaw

/s/ Pamela G. Carlton*	Trustee	/s/ Alison Taunton-Rigby*	Trustee
Pamela G. Carlton		Alison Taunton-Rigby

/s/ Patricia M. Flynn*	Trustee	/s/ William F. Truscott*	Trustee
Patricia M. Flynn		William F. Truscott

/s/ William A. Hawkins*	Trustee
William A. Hawkins

*	By:	/s/ Ryan C. Larrenaga
	Name:	Ryan C. Larrenaga**
Attorney-in-fact

**	Signed pursuant to Trustees Power of Attorney, dated April 17, 2013, filed electronically as Exhibit (q) to Registrant’s Post-Effective Amendment No. 31 to Registration Statement No. 333-146374, on or about April 26, 2013.

SIGNATURES

CVPCSF Offshore Fund, Ltd. has duly caused this Amendment to the Registration Statement for Columbia Variable Portfolio – Commodity Strategy Fund, with respect only to information that specifically relates to CVPCSF Offshore Fund, Ltd., to be signed on its behalf by the undersigned, duly authorized, in the City of Boston, and The Commonwealth of Massachusetts on the 15th day of May, 2014.

CVPCSF Offshore Fund, Ltd.

By	/s/ Amy K. Johnson
Amy K. Johnson
Director

This Amendment to the Registration Statement for Columbia Variable Portfolio – Commodity Strategy Fund, with respect only to information that specifically relates to CVPCSF Offshore Fund, Ltd., has been signed below by the following persons in the capacities indicated on the 15th day of May, 2014.

Signature	Capacity

/s/ Amy K. Johnson Amy K. Johnson	Director, CVPCSF Offshore Fund, Ltd

/s/ Anthony P. Haugen Anthony P. Haugen	Director, CVPCSF Offshore Fund, Ltd

/s/ Paul D. Pearson Paul D. Pearson	Director, CVPCSF Offshore Fund, Ltd

Exhibit Index

(b)	By-laws, effective September 6, 2007, amended April 25, 2011.

(d)(3)	Investment Management Services Agreement, dated April 3, 2013, between Columbia Management Investment Advisers, LLC and CVPCSF Offshore Fund, Ltd., a wholly-owned subsidiary of Columbia Variable Portfolio – Commodity Strategy Fund, a series of Columbia Funds Variable Series Trust II.

(d)(4)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and American Century Investment Management, Inc.

(d)(5)	Subadvisory Agreement, dated March 12, 2004, between Columbia Management Investment Advisers, LLC (formerly American Express Financial Corporation) and Barrow, Hanley, Mewhinney & Strauss, LLC.

(d)(6)	Subadvisory Agreement, dated September 13, 2012, between Columbia Management Investment Advisers, LLC and BlackRock Financial Management, Inc.

(d)(7)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Columbia Wanger Asset Management, Inc.

(d)(8)	Subadvisory Agreement, dated July 16, 2007, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Denver Investment Advisors LLC.

(d)(9)	Subadvisory Agreement, dated September 23, 2011, last amended December 5, 2013, between Columbia Management Investment Advisers, LLC and Dimensional Fund Advisors, L.P.

(d)(10)	Subadvisory Agreement, dated March 12, 2004, between Columbia Management Investment Advisers, LLC (formerly American Express Financial Corporation) and Donald Smith & Co.

(d)(11)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Eaton Vance Management.

(d)(12)	Subadvisory Agreement, dated January 16, 2013, between Columbia Management Investment Advisers, LLC and Holland Capital Management LLC.

(d)(13)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Invesco Advisers, Inc.

(d)(14)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and J.P. Morgan Investment Management Inc.

(d)(15)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Jennison Associates LLC.

(d)(16)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and Loomis, Sayles & Company, L.P.

(d)(17)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and The London Company of Virginia.

(d)(18)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Massachusetts Financial Services Company.

(d)(19)	Subadvisory Agreement, dated September 15, 2011, between Columbia Management Investment Advisers, LLC and Mondrian Investment Partners Limited.

(d)(20)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Morgan Stanley Investment Management, Inc.

(d)(21)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and NFJ Investment Group LLC.

(d)(22)	Subadvisory Agreement, dated September 13, 2012, between Columbia Management Investment Advisers, LLC and Palisade Capital Management, L.L.C.

(d)(23)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Pyramis Global Advisors, LLC.

(d)(24)	Subadvisory Agreement, dated February 24, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and River Road Asset Management, LLC.

(d)(25)	Subadvisory Agreement, dated September 13, 2012, between Columbia Management Investment Advisers, LLC and Sit Investment Associates, Inc.

(d)(26)	Subadvisory Agreement, dated January 15, 2014, between Columbia Management Investment Advisers, LLC and TCW Investment Management Company.

(d)(27)	Amended and Restated Subadvisory Agreement, dated June 11, 2008, last amended January 16, 2013, between Columbia Management Investment Advisers, LLC and Threadneedle International Limited.

(d)(28)	Subadvisory Agreement, dated April 7, 2003, last amended February 22, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Turner Investments, L.P.

(d)(29)	Subadvisory Agreement, dated June 19, 2013, between Columbia Management Investment Advisers, LLC and Victory Capital Management Inc.

(d)(30)	Subadvisory Agreement, dated April 8, 2010, between Columbia Management Investment Advisers, LLC (formerly RiverSource Investments, LLC) and Wells Capital Management Inc.

(d)(31)	Subadvisory Agreement, dated September 29, 2010, between Columbia Management Investment Advisers, LLC and Winslow Capital Management, LLC and Nuveen Investments, Inc.

(g)(1)	Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011.

(g)(2)	Addendum (related to Columbia Variable Portfolio – Emerging Markets Fund and Columbia Variable Portfolio – Managed Volatility Fund, now known as Columbia Variable Portfolio – Managed Volatility Moderate Growth Fund), dated March 9, 2012, and Addendum (related to Columbia Variable Portfolio – Commodity Strategy Fund), dated March 15, 2013, to the Second Amended and Restated Master Global Custody Agreement with JP Morgan Chase Bank, N.A., dated March 7, 2011.

(h)(3)	Administrative Services Agreement, dated April 3, 2013, between Columbia Management Investment Advisers, LLC and CVPCSF Offshore Fund, Ltd., a wholly-owned subsidiary of Columbia Variable Portfolio - Commodity Strategy Fund, a series of Columbia Funds Variable Series Trust II.

(p)(1)	Code of Ethics adopted under Rule 17j-1 for Registrant, effective April 14, 2014.

(p)(2)	Code of Ethics adopted under Rule 17j-1 for Registrant’s investment adviser and principal underwriter, dated May 1, 2014.

(p)(3)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – American Century Diversified Bond Fund’s Subadviser American Century Investment Management, Inc., dated January 1, 2011.

(p)(4)	Code of Ethics adopted under Rule 17j-1 for Columbia Multi-Advisor Small Cap Value and Variable Portfolio – Small Cap Value Funds’ Subadviser Barrow, Hanley, Mewhinney & Strauss, LLC, amended December 31, 2013.

(p)(5)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – BlackRock Global Inflation-Protected Securities Fund’s Subadviser BlackRock Financial Management, Inc., dated June 5, 2013.

(p)(6)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio - Columbia Wanger International Equities and Columbia Wanger U.S. Equities Funds’ Subadviser Columbia Wanger Asset Management, LLC, effective January 2, 2007, amended February 24, 2014.

(p)(7)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio - Partners Small Cap Value Fund’s Subadviser Denver Investment Advisors LLC, amended, effective June 1, 2013.

(p)(8)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – DFA International Value Fund’s Subadviser Dimensional Fund Advisors, L.P., dated March 1, 2013.

(p)(9)	Code of Ethics adopted under Rule 17j-1 for Columbia Multi-Advisor Small Cap Value and Variable Portfolio – Partners Small Cap Value Funds’ Subadviser Donald Smith & Co., Inc., adopted January 1, 2005, revised November 2013.

(p)(10)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Eaton Vance Floating-Rate Income Fund’s Subadviser Eaton Vance Management, effective September 1, 2000, revised December 1, 2013.

(p)(11)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Holland Large Cap Growth Fund’s Subadviser Holland Capital Management LLC, revised February, 2014.

(p)(12)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Invesco International Growth Fund’s Subadviser Invesco Advisers, Inc., dated January 1, 2014.

(p)(13)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – J.P. Morgan Core Bond Fund’s Subadviser J.P. Morgan Investment Management Inc., dated February 1, 2005, revised September 27, 2013.

(p)(14)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Jennison Mid Cap Growth Fund’s Subadviser Jennison Associates, LLC, as amended October 31, 2013.

(p)(15)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Growth Fund’s Subadviser The London Company of Virginia dated, November, 2013.

(p)(16)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Loomis Sayles Growth Fund’s Subadviser Loomis, Sayles & Company, L.P., dated January 14, 2010, amended October 16, 2013.

(p)(17)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – MFS Value Fund’s Subadviser Massachusetts Financial Services Company, effective November 22, 2013.

(p)(18)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Mondrian International Small Cap Fund’s Subadviser Mondrian Investment Partners Limited, dated January, 2012.

(p)(19)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Morgan Stanley Global Real Estate Fund’s Subadviser Morgan Stanley Investment Management Inc., dated September 16, 2013.

(p)(20)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – NFJ Dividend Value Fund’s Subadviser NFJ Investment Group LLC, dated April 1, 2013.

(p)(21)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Growth Fund’s Subadviser Palisade Capital Management, LLC, dated February 2014.

(p)(22)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio - Pyramis International Equity Fund’s Subadviser Pyramis Global Advisors, LLC, dated 2014.

(p)(23)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Value Fund’s Subadviser River Road Asset Management, LLC, as of January 2014.

(p)(24)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Sit Dividend Growth Fund’s Subadviser Sit Investment Associates, Inc., dated April 2013.

(p)(25)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – TCW Core Plus Bond Fund’s Subadviser TCW Investment Management Company, as of December 20, 2013.

(p)(26)	Code of Ethics, November 2013, adopted under Rule 17j-1, for Columbia Asia Pacific ex-Japan, Columbia Commodity Strategy, Columbia European Equity, Columbia Global Equity, Columbia Variable Portfolio – Commodity Strategy and Columbia Variable Portfolio – International Opportunity Funds’ Subadviser Threadneedle International Ltd.

(p)(27)	Code of Ethics adopted under Rule 17j-1 for Columbia Multi-Advisor Small Cap Value and Variable Portfolio – Partners Small Cap Value Funds’ Subadviser Turner Investments, L.P., dated January 31, 2013.

(p)(28)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Victory Established Value Fund’s Subadviser Victory Capital Management Inc., dated August 1, 2013.

(p)(29)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Partners Small Cap Growth and Variable Portfolio – Wells Fargo Short Duration Government Funds’ Subadviser Wells Capital Management Incorporated, dated August 2, 2012.

(p)(30)	Code of Ethics adopted under Rule 17j-1 for Variable Portfolio – Nuveen Winslow Large Cap Growth Fund’s Subadviser Winslow Capital Management, LLC., dated January 1, 2013.